Exhibit 10.6

Land Use Right Purchase Agreement

Assignor (hereinafter referred to as Party A): Agricultural Institution Qiqihaer Heilongjiang

Assignee (hereinafter referred to as Party B): Heilongjiang Xinhua Cattle Co., Ltd

In accordance with Agreements Law of the People's Republic of China and relevant laws and regulations, the two parties conclude this agreement under the principle of equality regarding the purchase of the land use right.

Article I. Land Parcel Condition

Party A hereby decides to transfer the land total square 375 mu (250,000 square meters) in Yaokule village, Changqing township, Fularji district, Qiqihaer, Heilongjiang to Party B.

Article II. Means of Purchase

The land useful life is 50 years.

Article III. Purchase Fee

1. The total purchase amount is RMB 37,500,000 (SAY RMB THIRTY SEVEN MILLION FIVE HUNDRED THOUSAND ONLY), which is RMB 100,000 per mu.

2. Party B make the payment to Party A within 2 months after the execution. In addition, except otherwise stipulated by the laws, Party B does not need to pay any extra fees to Party A.

Article IV. Responsibility and Obligation of Party A

1. Party A transfers the use right of the land to Party B, which does not include the underground natural resources and objects buried underground. The ownership of the land shall belong to country. Shall the requisition of the aforesaid land use right occur due to the adjustment of national laws and administrative regulations, or government conduct, Party A shall be entitled to retrieve the land.

2. Shall Party B fail to make payment to Party A on time, after 30 days’ written notice delivered to Party B from Party A, Party A is entitled to terminate the agreement unilaterally and demand liquidated damages from Party B accordingly.

3. Within the term of use, Party A shall not interfere the construction and operation of Party B or impede the normal use of Party B in any manner.

4. Party A shall guarantee the normal use of the foresaid use right, ensure the power and water supply and provide the relevant supporting materials regarding the use right change procedures.

5. Party A represents to Party B that the subject land is free and clear of any liens and there are no agreements, arrangements or understanding by which the subject land is bound as capital contribution.

6. Within the agreement term, Party A shall not retrieve the land arbitrarily.

Article V. Responsibility and Obligation of Party B

1. After the transaction of the relevant certificates, Party B is entitled to set up buildings or construct ancillary facilities on the land parcel and Party A shall not interfere.

2. At expiry, if Party B wishes to continue to use the land, Party B shall have priority under the same circumstances.

3. Party A may negotiate with Party B and enter into supplemental agreement to terminate this agreement and settle the assignment fees. Party B shall notice Party A of the termination in writing 30 days in advance.

4. Party B shall pay the assignment fee timely and shall never use the foresaid land use right in violations of laws.

VI. Liability for Breach of Agreement

1. Within the term of the agreement, in case Party A is involved in land ownership dispute with a third party/third parties and result in the damage of Party B, Party A shall be held liable and compensate Party B for its damage accordingly. If Party B is involved in any conduct violating laws and rules, Party A shall be held harmless and Party B shall compensate Party A for all the loss accordingly.

2. In case any party breach the agreement, except being held liable in accordance with the law, the default party shall also pay the other party a liquidated damage equal to 1% of the land use rights purchase fee.

3. Shall Party B fail to make the payment timely, Party B shall pay a penalty equal to 0.01% of the unpaid amount every day. Shall the payment is overdue more than a month, the performance of the agreement is deemed terminated.

VII. Force Majeure

1. Within the term of the agreement, in case the agreement terminates voluntarily due to the adjustment of national policy, national construction land acquisition and the effect of other force majeure, Party A shall return the assignment fee according to fact and keep the proceeds of the land, and the proceeds from the ground appurtenance built by Party B belongs to Party B.

2. Apart from the aforesaid factors, both parties shall not terminate the agreement unilaterally, otherwise will be treated as a breach of the agreement and held responsible for all the economical damages of the other party.

VIII. Settlement of Dispute

1. The unaccomplished matter of the agreement shall be settled by both parties through friendly negotiation.

2. If both parties fail to reach a consensus, either party shall have the right to bring a lawsuit to the people’s court in the jurisdiction of the land.

    IX. Miscellaneous

1. The agreement shall come into effect since the execution of both parties.

2. This agreement is made in duplicates, with each party holding one copy with the same legal effect.

Party A: Agricultural Institution Qiqihaer Heilongjiang

(Stamp) Agricultural Institution Qiqihaer Heilongjiang

(Representative signature)

Party B: Heilongjiang Xinhua Cattle Co., Ltd.

(Stamp) Heilongjiang Xinhua Cattle Co., Ltd.

(Representative signature)

Date of Execution: May 10, 2013